Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated August 16, 2021

Registration No. 333-253702

JELD-WEN Holding, Inc. Announces Launch of Secondary Offering and Repurchase of Common Stock

August 16, 2021

CHARLOTTE, N.C., August 16, 2021/PRNewswire/ — JELD-WEN Holding, Inc. (the “Company”) (NYSE: JELD) today announced that Onex Corporation and certain investment funds managed by Onex Partners Manager LP and its affiliates (collectively, the “selling shareholders”) intend to offer 14,883,094 shares of the Company’s common stock for sale in an underwritten public offering. The shares will be offered from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

The Company is not selling any shares in this offering and will not receive any proceeds from the sale of shares by the selling shareholders in this offering.

Subject to the completion of the offering, the Company intends to repurchase approximately $200,000,000 of the Company’s common stock of the aggregate 14,883,094 shares of the Company’s common stock that are the subject of the offering (the “share repurchase”). The price per share to be paid by the Company will equal the price at which the underwriter will purchase the shares from the selling shareholders in the offering. The offering of shares is not conditioned upon the completion of such share repurchase.

J.P. Morgan Securities LLC is acting as sole underwriter in the offering.

The Company filed an automatic shelf registration statement, including a prospectus, (File No. 333-253702) relating to these securities with the U.S. Securities and Exchange Commission (the “SEC”) on March 1, 2021, which became effective upon such filing. Before making any investment decision, you should read the prospectus in that registration statement and the documents incorporated by reference in that registration statement for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the prospectus supplement and the accompanying prospectus may be obtained from J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, by telephone at 1-866-803-9204 or by emailing prospectus-eq_fi@jpmchase.com. The offering of these securities is being made only by means of a prospectus supplement and an accompanying prospectus.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Nothing in this press release should be construed as an offer to sell, or the solicitation of an offer to buy, any securities subject to the share repurchase.

About JELD-WEN

Headquartered in Charlotte, N.C., JELD-WEN is a leading global manufacturer of high-performance interior and exterior building products, offering one of the broadest selections of windows, interior and exterior doors, and wall systems. JELD-WEN delivers a differentiated customer experience, providing construction professionals with durable, energy-efficient products and labor-saving services that help them maximize productivity and create beautiful, secure spaces for all to enjoy. The JELD-WEN team is driven by innovation and committed to creating safe, sustainable environments for customers, associates, and local communities. The JELD-WEN family of brands includes JELD-WEN® worldwide; LaCantina™ and VPI™ in North America; Swedoor® and DANA® in Europe; and Corinthian®, Stegbar®, and Breezway® in Australia.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the offering of shares. Forward-looking statements are generally identified by our use of forward-looking terminology such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “potential”, “predict”, “seek”, or “should”, or the negative thereof or other variations thereon or comparable terminology. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans, expectations, assumptions, estimates, and projections of our management. Although we believe that these statements are based on reasonable expectations, assumptions, estimates and projections, they are only predictions and involve known and unknown risks, many of which are beyond our control that could cause actual outcomes and results to be materially different from those indicated in such statements.

Risks and uncertainties that could cause actual results to differ materially from such statements include risks associated with the share repurchase, the impact of the COVID-19 pandemic on the company and our employees, customers, and suppliers, and other factors, including the factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2020, and our other filings with the SEC. The forward-looking statements included in this press release are made as of the date hereof, and except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this release.

Investor Relations:

JELD-WEN Holding, Inc.

Chris Teachout

Director, Investor Relations

704-378-7007

investors@jeldwen.com

Media:

JELD-WEN Holding, Inc.

Colleen Penhall

VP, Corporate Communications

704-526-4146

mediaNA@jeldwen.com